Exhibit 4.19

Private & Confidential

Dated 23 June 2011

FOURTH SUPPLEMENTAL AGREEMENT
relating to
a loan of up to (originally) US$38,800,000
to
KASSOS NAVIGATION S.A.
TILOS SHIPPING (PTE.) LTD.
SYMI NAVIGATION S.A.
and
HALKI NAVIGATION S.A.
as joint and several Borrowers

provided by
THE BANKS AND FINANCIAL INSTITUTIONS SET OUT IN SCHEDULE 1
Arranger, Agent, Security Agent and Account Bank
AEGEAN BALTIC BANK S.A.

Swap Provider
HSH NORDBANK AG

Contents

Clause	Page

1	Definitions	2

2	Consent of the Creditors	3

3	Amendments to the Principal Agreement and the Principal Aegean Marine Guarantee	3

4	Representations and warranties	5

5	Conditions	6

6	Security Parties' confirmations	7

7	Expenses	7

8	Miscellaneous and notices	8

9	Applicable law	9

Schedule 1 Names and addresses of the Banks	10

Schedule 2 Documents and evidence required as conditions precedent	11

THIS SUPPLEMENTAL AGREEMENT is dated 23 June 2011 and made BETWEEN:

(1)	KASSOS NAVIGATION S.A., a corporation incorporated under the laws of-the Republic of Liberia having its registered office at 80 Broad Street, Monrovia, Liberia (the "Kassos Borrower");

(2)	SYMI NAVIGATION S.A., a corporation incorporated under the laws of the Republic of Liberia having its registered office at 80 Broad Street, Monrovia, Liberia (the "Symi Borrower");

(3)	HALKI NAVIGATION S.A., a corporation incorporated under the laws of the Republic of Liberia having its registered office at 80 Broad Street, Monrovia, Liberia (the "Halki Borrower");

(4)
TILOS SHIPPING (PTE.) LTD., a company incorporated under the laws of Singapore having itsregistered office at 22 Jalan Kilang, #06-01 Move Building, Singapore 159419 (the "Tilos Borrower" and, together with the Kassos Borrower, the Symi Borrower and the Halki Borrower, the "Borrowers");

(5)	AEGEAN BALTIC BANK S.A., a company incorporated under the laws of Greece having its registered office at 217A Kifissias Ave., 151 24 Maroussi, Greece in its capacity as arranger (the "Arranger");

(6)
AEGEAN BALTIC BANK S.A., a company incorporated under the laws of Greece having its registered office at 217A Kifissias Ave., 151 24 Maroussi, Greece in its capacity as agent for the Banks and the Swap Provider (the "Agent");

(7)
AEGEAN BALTIC BANK S.A., a company incorporated under the laws of Greece having its registered office at 217A Kifissias Ave., 151 24 Maroussi, Greece in its capacity as account bank (the "Account Bank");

(8)	THE BANKS AND FINANCIAL INSTITUTIONS whose names and addresses are set out in schedule 1 as lenders (the "Banks");

(9)	HSH NORDBANK AG, a company incorporated under the laws of Germany acting through its office at Martensdamm 6, 24103 Kiel, Germany in its capacity as swap provider (the "Swap Provider");

(10)
AEGEAN BALTIC BANK S.A., a company incorporated under the laws of Greece having its registered office at 217A Kifissias Ave., 151 24 Maroussi, Greece in its capacity as security agent and trustee for and on behalf of the Agent, the Banks and the Swap Provider (the "Security Agent");

(11)
AEGEAN BUNKERING SERVICES INC., a corporation incorporated under the laws of the Republic of the Marshall Islands having its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960 in its capacity as manager (the "Manager");

(12)
AEGEAN MARINE PETROLEUM NETWORK INC., a corporation incorporated under the laws of the Republic of the Marshall Islands having its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960 (the "Aegean Marine Guarantor"); and

(13)
AEGEAN SHIPHOLDINGS INC., a corporation incorporated under the laws of the Republic of the Marshall Islands having its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960 (the "Aegean Shipholdings Guarantor" and, together with the Aegean Marine Guarantor, the "Corporate Guarantors").

WHEREAS:

(A)	this Agreement is supplemental to:

(a)
the loan agreement dated 24 April 2008 as amended and/or restated and/or supplemented by a supplemental agreement dated 30 June 2010, a supplemental letter dated 27 January 2011, a second supplemental agreement dated 28 March 2011, a third supplemental agreement dated 7 April 2011 and a supplemental letter dated 8 June 2011 (together, the "Principal Agreement") made between, inter alios, (1) the Borrowers as joint and several borrowers, (2) the Banks, (3) the Agent, (4) the Account Bank, (5) the Arranger, (6) the Security Agent, (7) the Swap Provider, (8) the Corporate Guarantor and (9) the Manager, relating to a loan of up to (originally) Thirty eight million eight hundred thousand Dollars ($38,800,000), of which the principal amount outstanding at the date hereof is Thirty two million nine hundred and eighteen thousand Dollars ($32,918,000) advanced by the Banks to the Borrowers for the purposes stated therein; and

(b)
the corporate guarantee dated 24 April 2008 as amended by the supplemental agreement dated 30 June 2010 referred to above (together the "Principal Aegean Marine Corporate Guarantee") made between the Aegean Marine Guarantor and the Security Agent in connection with the Principal Agreement; and

(B)	this Agreement sets out the terms and conditions upon which the Creditors (as defined below) shall, at the request of the Borrowers, provide their consent to certain amendments to the terms and conditions applicable to the Principal Agreement and the Principal Aegean Marine Corporate Guarantee requested for by the Borrowers and agreed by the Creditors.

NOW IT IS HEREBY AGREED as follows:

1.	Definitions

1.1	Defined expressions

Words and expressions defined in the Principal Agreement shall unless the context otherwise requires or unless otherwise defined herein, have the same meanings when used in this Agreement.

1.2	Definitions

In this Agreement, unless the context otherwise requires:

"Aegean Marine Guarantee" means the Principal Aegean Marine Guarantee as amended and supplemented by this Agreement;

"Creditors" means, together, the Agent, the Account Bank, the Arranger, the Security Agent, the Swap Provider and the Banks and "Creditor" means any of them;

"Effective Date" means the date, no later than 7 July 2011, on which the Agent notifies the Borrowers in writing that the Agent has received the documents and evidence specified in clause 5 and schedule 2 in a form and substance satisfactory to it;

"Loan Agreement" means the Principal Agreement as amended and supplemented by this Agreement;

"Relevant Documents" means this Agreement; and

"Relevant Parties" means the Borrowers, the Corporate Guarantors and the Manager or, where the context so requires or permits, means any or all of them.

1.3	Principal Agreement and Principal Aegean Marine Guarantee

1.3.1
References in the Principal Agreement to "this Agreement" shall, with effect from the Effective Date and unless the context otherwise requires, be references to the Principal Agreement as amended by this Agreement and words such as "herein", "hereof", "hereunder", "hereafter", "hereby" and "hereto", where they appear in the Principal Agreement, shall be construed accordingly.

1.3.2
References in the Principal Aegean Marine Guarantee to "this Guarantee" shall, with effect from the Effective Date and unless the context otherwise requires, be references to the Principal Aegean Marine Guarantee as amended by this Agreement and words such as "herein", "hereof", "hereunder", 'hereafter", 'hereby" and "hereto", where they appear in the Principal Aegean Marine Guarantee, shall be construed accordingly.

1.4	Headings

Clause headings and the table of contents are inserted for convenience of reference only and shall be ignored in the interpretation of this Agreement.

1.5	Construction of certain terms

Clauses 1.3 to 1.5 (inclusive) of the Principal Agreement shall apply to this Agreement (mutatis mutandis) as if set out herein and as if references therein to "this Agreement" were references to this Agreement.

2.	Consent of the Creditors

The Creditors, relying upon the representations and warranties on the part of the Relevant Parties contained in clause 4, agree with the Borrowers that, subject to the terms and conditions of this Agreement and in particular, but without prejudice to the generality of the foregoing, fulfilment on or before 7 July 2011 of the conditions contained in clause 5 and schedule 2, the Creditors consent to the amendments of the Principal Agreement and the Principal Aegean Marine Guarantee on the terms and provisions specified in clause 3 below.

3.	Amendments to the Principal Agreement and the Principal Aegean Marine Guarantee

3.1	Amendments to Principal Agreement

The Principal Agreement shall, with effect on and from the Effective Date, be (and it is hereby) amended in accordance with the following provisions (and the Principal Agreement (as so amended) will continue to be binding upon the Creditors and the Borrowers upon such terms as so amended):

3.1.1	by deleting the definition of "Aegean Marine Guarantee" in clause 1.2 of the Principal Agreement and by inserting in its place the following new definition of "Aegean Marine Guarantee":

"Aegean Marine Guarantee" means the corporate guarantee dated 24 April 2008 executed by the Aegean Marine Guarantor in favour of the Security Agent, as amended and supplemented by the Supplemental Agreement and the Fourth Supplemental Agreement;";

3.1.2	by inserting the following new definition of "Fourth Supplemental Agreement" in the correct alphabetical order in clause 1.2 of the Principal Agreement:

"Fourth Supplemental Agreement" means the agreement dated 23 June 2011 supplemental to this Agreement and made between (inter alios) (1) the Borrowers, (2) the Corporate Guarantors, (3) the Creditors and (4) the Manager;";

3.1.3	by deleting the definition of "Margin" in clause 1.2 of the Principal Agreement and by inserting in its place the following new definition of "Margin":

"Margin" means:

(a)	from the date of this Agreement until 31 December 2010, one point one five per cent (1.15%) per annum;

(b)	from 1 January 2011 and until the Margin Adjustment Date, one point four zero per cent (1.40%) per annum; and

(c)	from the Margin Adjustment Date and at all times thereafter, the rate per annum determined pursuant to clause 3.1.2;";

3.1.4	by inserting the words ", the Fourth Supplemental Agreement" after the words "the Third Supplemental Agreement" in the definition of "Security Documents" in clause 1.2 of the Principal Agreement;

3.1.5	by deleting the definition of "Security Requirement" in clause 1.2 of the Principal Agreement and by inserting in its place the following new definition of "Security Requirement":

"Security Requirement" means the amount in Dollars (as certified by the Agent whose certificate shall, in the absence of manifest error, be conclusive and binding on the Borrowers and the Creditors) which is, at any relevant time:

(a)
during the period commencing on the date of this Agreement and ending on 22 June 2011, one hundred and twenty five per cent (125%) of the aggregate of (i) the Loan and (ii) the Swap Exposure at such time; or

(b)	at all time thereafter, one hundred and thirty per cent (130%) of the aggregate of (i) the Loan and (ii) the Swap Exposure at such time;"; and

3.1.6	by deleting the words "1.15%" in the seventh line of the second paragraph of clause 3.1.2 in the Principal Agreement and by replacing them with "1.40%".

3.2	Amendments to Principal Aegean Marine Guarantee

The Principal Aegean Marine Guarantee shall, with effect on and from the Effective Date, be (and it is hereby) amended so as to read in accordance with the following provisions (and the Principal Aegean Marine Guarantee (as so amended) will continue to be binding upon each of the parties thereto upon such terms as so amended):

3.2.1	by deleting clause 5.3.1 of the Principal Aegean Marine Guarantee and by inserting in its place the following new clause 5.3.1:

"5.3.1 The Guarantor undertakes with the Security Agent that, from the date of this Guarantee and at all times thereafter and so long as any moneys are owing under the Security Documents and while all or any part of the Total Commitment remains outstanding, it will ensure that, at the end of each Accounting Period:

(a)	Consolidated Book Net Worth

the Consolidated Book Net Worth shall not be less than Three hundred and sevenfy five million Dollars ($375,000,000);

(b)	Leverage

the Leverage Ratio will not be higher than 0.75:1;

(c)	Current Ratio

the Current Ratio will not be lower than 1.15:1; and

(d)	Liquidity Ratio

the Liquidity Ratio shall be higher than 0.5:1.0.".

3.3	Continued force and effect

Save as amended by this Agreement, the provisions of the Principal Agreement and the Principal Aegean Marine Guarantee shall continue in full force and effect and (a) the Principal Agreement and this Agreement shall be read and construed as one instrument and (b) to the extent that the Principal Aegean Marine Guarantee is amended and supplemented by this Agreement, the Principal Aegean Marine Guarantee and this Agreement shall be read and construed as one instrument.

4.	Representations and warranties

4.1	Primary representations and warranties

Each of the Relevant Parties represents and warrants to the Creditors that:

4.1.1	Existing representations and warranties

each of the representations and warranties set out in clause 7 of the Principal Agreement and clause 4 of each of the Corporate Guarantees were true and correct on the date of the Principal Agreement and the relevant Corporate Guarantee, respectively, and are true and correct, including to the extent that they may have been or shall be amended by this Agreement, as if made at the date of this Agreement with reference to the facts and circumstances existing at such date;

4.1.2	Corporate power

each of the Relevant Parties has power to execute, deliver and perform its obligations under the Relevant Documents to which it is or is to be a party; all necessary corporate, shareholder and other action has been taken by each of the Relevant Parties to authorise the execution, delivery and performance of the Relevant Documents to which it is or is to be a party;

4.1.3	Binding obligations

the Relevant Documents to which it is or is to be a party constitute valid and legally binding obligations of each of the Relevant Parties enforceable in accordance with their terms;

4.1.4	No conflict with other obligations

the execution, delivery and performance of the Relevant Documents to which it is or is to be a party by each of the Relevant Parties will not (i) contravene any existing law, statute, rule or regulation or any judgment, decree or permit to which any of the Relevant Parties is subject, (ii) conflict with, or result in any breach of any of the terms of, or constitute a default under, any agreement or other instrument to which any of the Relevant Parties is a party or is subject or by which it or any of its property is bound or (iii) contravene or conflict with any provision of the constitutional documents of any of the Relevant Parties or (iv) result in the creation or imposition of or oblige any of the Relevant Parties to create any Encumbrance (other than a Permitted Encumbrance) on any of the undertaking, assets, rights or revenues of any of the Relevant Parties;

4.1.5	No filings required

it is not necessary to ensure the legality, validity, enforceability or admissibility in evidence of any of the Relevant Documents that they or any other instrument be notarised, filed, recorded, registered or enrolled in any court, public office or elsewhere in any Relevant Jurisdiction or that any stamp, registration or similar tax or charge be paid in any Relevant Jurisdiction on or in relation to the Relevant Documents and each of the Relevant Documents is in proper form for its enforcement in the courts of each Relevant Jurisdiction;

4.1.6	Choice of law

the choice of English law to govern the Relevant Documents and the submissions therein by the Relevant Parties to the non-exclusive jurisdiction of the English courts, are valid and binding; and

4.1.7	Consents obtained

every consent, authorisation, licence or approval of, or registration or declaration to, governmental or public bodies or authorities or courts required by any of the Relevant Parties in connection with the execution, delivery, validity, enforceability or admissibility in evidence of the Relevant Documents to which it is or will become a party or the performance by any of the Relevant Parties of their respective obligations under such documents has been obtained or made and is in full force and effect and there has been no default in the observance of any conditions or restrictions (if any) imposed in, or in connection with, any of the same.

4.2	Repetition of representations and warranties

Each of the representations and warranties contained in clause 4.1 of this Agreement, clause 4 of each Corporate Guarantee and clause 7 of the Principal Agreement shall be deemed to be repeated by the Relevant Parties on the Effective Date as if made with reference to the facts and circumstances existing on such day.

5.	Conditions

5.1	Documents and evidence

The consent of the Creditors referred to in clause 2 shall be subject to the receipt by the Agent or its duly authorised representative of the documents and evidence specified in schedule 2 in form and substance satisfactory to the Agent.

5.2	General conditions precedent

The consent of the Creditors referred to in clause 2 shall be further subject to:

5.2.1	the representations and warranties in clause 4 being true and correct on the Effective Date as if each was made with respect to the facts and circumstances existing at such time; and

5.2.2	no Event of Default having occurred and continuing at the time of the Effective Date.

5.3	Waiver of conditions precedent

The conditions specified in this clause 5 are inserted solely for the benefit of the Banks and the Agent and may be waived by the Agent (acting on the instructions of the Majority Banks) in whole or in part with or without conditions.

6.	Security Parties' confirmations

6.1	Corporate Guarantees

Each of the Corporate Guarantors hereby confirms its consent to the amendments to the Principal Agreement and the Principal Aegean Marine Guarantee contained in this Agreement and agrees that:

6.1.1
each Corporate Guarantee and the obligations of the relevant Corporate Guarantor thereunder, shall remain and continue in full force and effect notwithstanding the amendments to the Principal Agreement and the amendments to the Principal Aegean Marine Guarantee contained in this Agreement; and

6.1.2	with effect from the Effective Date:

(a)
references in each Corporate Guarantee to "the Agreement" or "the Loan Agreement" (or equivalent references) shall henceforth be references to the Principal Agreement as amended by this Agreement and as from time to time hereafter amended and shall also be deemed to include this Agreement and the obligations of the Borrowers hereunder; and

(b)
references in each Corporate Guarantee to "the Aegean Marine Guarantee" (or equivalent or similar references) shall henceforth be references to such document as amended and supplemented by this Agreement and as from time to time hereafter amended and shall also be deemed to include this Agreement and the obligations of the Borrowers hereunder.

6.2	Security Documents

Each of the Relevant Parties hereby confirms its consent to the amendments to the Principal Agreement contained in this Agreement and agrees that:

6.2.1
the Security Documents to which such Relevant Party is a party and the obligations of the relevant Relevant Party thereunder, shall remain and continue in full force and effect notwithstanding the amendments to the Principal Agreement and the amendments to the Principal Aegean Marine Guarantee contained in this Agreement; and

6.2.2	with effect from the Effective Date:

(a)
references in the Security Documents to which such Relevant Party is a party to "the Agreement" or "the Loan Agreement" (or equivalent references) shall henceforth be references to the Principal Agreement as amended by this Agreement and as from time to time hereafter amended and shall also be deemed to include this Agreement and the obligations of the Borrowers hereunder; and

(b)
references in the Security Documents to which such Relevant Party is a party to the "Aegean Marine Guarantee" (or equivalent or similar references) shall henceforth be references to such document as amended and supplemented by this Agreement and as from time to time hereafter amended and shall also be deemed to include this Agreement and the obligations of the Borrowers hereunder.

7.	Expenses

7.1	Expenses

The Borrowers agree, jointly and severally, to pay to the Agent on a full indemnity basis on demand all expenses (including legal and out-of-pocket expenses) incurred by the Creditors or any of them:

7.1.1
in connection with the negotiation, preparation, execution and, where relevant, registration of this Agreement and the other Relevant Documents and of any amendment or extension of or the granting of any waiver or consent under this Agreement and the other Relevant Documents;

7.1.2
in contemplation of, or otherwise in connection with, the enforcement of, or preservation of any rights under this Agreement or any of the other Relevant Documents or otherwise in respect of the monies owing and obligations incurred under this Agreement and the other Relevant Documents, together with interest at the rate and in the manner referred to in clause 3.4 of the Principal Agreement from the date on which such expenses were incurred to the date of payment (as well after as before judgment).

7.2	Value Added Tax

All expenses payable pursuant to this clause 7 shall be paid together with value added tax or any similar tax (if any) properly chargeable thereon. Any value added tax chargeable in respect of any services supplied by the Creditors or any of them under this Agreement shall, on delivery of the value added tax invoice, be paid in addition to any sum agreed to be paid hereunder.

7.3	Stamp and other duties

The Borrowers agree, jointly and severally, to pay to the Agent on demand all stamp, documentary, registration or other like duties or taxes (including any duties or taxes payable by the Creditors or any of them) imposed on or in connection with this Agreement and the other Relevant Documents and shall indemnify the Creditors against any liability arising by reason of any delay or omission by the Borrowers or any of them to pay such duties or taxes.

8.	Miscellaneous and notices

8.1	Notices

The provisions of clause 17 of the Principal Agreement shall extend and apply to the giving or making of notices or demands hereunder as if the same were expressly stated herein and for this purpose any notices to be sent to the Relevant Parties or any of them hereunder shall be sent to the same address as the address indicated for the "Borrowers" in the said clause 17 save that any notices to be sent to the Aegean Marine Guarantor hereunder shall be sent to the address of the Aegean Marine Guarantor referred in clause 8.1 of the Principal Aegean Marine Guarantee.

8.2	Counterparts

This Agreement may be executed in any number of counterparts and by the different parties on separate counterparts, each of which when so executed and delivered shall be an original but all counterparts shall together constitute one and the same instrument.

8.3	Borrowers' obligations

Notwithstanding anything to the contrary contained in this Agreement, the agreements, obligations and liabilities of the Borrowers herein contained are joint and several and shall be construed accordingly. Each of the Borrowers agrees and consents to be bound by this Agreement notwithstanding that any of the other Borrowers which were intended to sign or be bound may not do so or be effectually bound and notwithstanding that this Agreement may be invalid or unenforceable against the other Borrowers and whether or not the deficiency is known to the Creditors or any of them. The Creditors shall be at liberty to release any of the Borrowers from this Agreement and to compound with or otherwise vary the liability or to grant time and indulgence to make other arrangements with any of the Borrowers without prejudicing or affecting the rights and remediet of the Creditors or any of them against the other Borrowers.

9.	Applicable law

9.1	Law

This Agreement and any non-contractual obligations in connection with this Agreement are governed by, and shall be construed in accordance with, English law.

9.2	Submission to jurisdiction

Each of the Relevant Parties agrees, for the benefit of the Creditors, that any legal action or proceedings arising out of or in connection with this Agreement (including any non-contractual obligations connected with this Agreement) against any of the Relevant Parties or any of its assets may be brought in the English courts. Each of the Relevant Parties irrevocably and unconditionally submits to the jurisdiction of such courts and irrevocably designates, appoints and empowers Riches Consulting at present Old Jarretts Farmhouse, Brantridge Lane, Balcombe, West Sussex RH17 6JR, England to receive for it and on its behalf, service of process issued out of the English courts in any such legal action or proceedings. The submission to such jurisdiction shall not (and shall not be construed so as to) limit the right of the Creditors or any of them to take proceedings against any of the Relevant Parties in the courts of any other competent jurisdiction nor shall the taking of proceedings in any one or more jurisdictions preclude the taking of proceedings in any other jurisdiction, whether concurrently or not. The parties further agree that only the Courts of England and not those of any other State shall have jurisdiction to determine any claim which any of the Relevant Parties may have against the Creditors or any of them arising out of or in connection with this Agreement (including any non-contractual obligations connected with this Agreement).

9.3	Contracts (Rights of Third Parties) Act 1999

No term of this Agreement is enforceable under the Contracts (Rights of Third Parties) Act 1999 by a person who is not a party to this Agreement.

IN WITNESS whereof the parties to this Agreement have caused this Agreement to be duly executed on the date first above written.

Schedule 1

Names and addresses of the Banks

Name	Lending office and contact details
Aegean Baltic Bank S.A.
Lending Office

Aegean Baltic Bank S.A,
217A Kifissias Ave.
151 24 Maroussi
Greece

Address for Notices

Aegean Baltic Bank S.A.
217A Kifissias Ave.
151 24 Maroussi
Greece

Fax:          +30 210 623 4192
Attn:        Business Development

HSH Nordbank AG
Lending Office

HSH Nordbank AG
Gerhart-Hauptmann-Platz 50
20095 Hamburg
Germany

Address for Notices

HSH Nordbank AG
Gerhart-Hauptmann-Platz 50
20095 Hamburg
Germany

Fax:     +49 40 33 33 34 118
Attn:  Credit Risk Management - Shipping,
           Structuring & Analysis Greece / Southern Europe

Schedule 2

Documents and evidence required as conditions precedent

(referred to in clause 5.1)
1.	Corporate authorisation

In relation to each of the Relevant Parties:

(a)	Constitutional documents

copies certified by an officer of each of the Relevant Parties, as true, complete and up to date copies, of all documents which contain or establish or relate to the constitution of that party or, in the case of the Borrowers, the Corporate Guarantors and the Manager, a secretary's certificate confirming that there have been no changes or amendments to the constitutional documents certified copies of which were previously delivered to the Agent pursuant to the Principal Agreement;

(b)	Resolutions

copies of resolutions of each of its board of directors and, if required, its shareholders/stockholders approving such of the Relevant Documents to which it is or is to be a party and the terms and conditions hereof and thereof and authorising the signature, delivery and performance of each such party's obligations thereunder, certified (in a certificate dated no earlier than five (5) Banking Days prior to the date of this Agreement) by an officer of the Relevant Parties as:

(i)	being true and correct;

(ii)	being duly passed at meetings of the directors of such Relevant Party and of the shareholders/stockholders of such Relevant Party, each duly convened and held;

(iii)	not having been amended, modified or revoked; and

(iv)	being in full force and effect,

together with originals or certified copies of any powers of attorney issued by such Relevant Party pursuant to such resolutions; and

(c)	Certificate of incumbency

a list of directors and officers of each Relevant Party specifying the names and positions of such persons, certified (in a certificate dated no earlier than five (5) Banking Days prior to the date of this Agreement) by an officer of such Relevant Party to be true, complete and up to date;

2.	Consents

a certificate (dated no earlier than five (5) Banking Days prior to the date of this Agreement) from an officer of each of the Relevant Parties stating that no consents, authorisations, licences or approvals are necessary for such Relevant Party to authorise, or are required by each of the Relevant Parties in connection with, the execution, delivery, and performance of the Relevant Documents to which they are or will be a party;

3.	Legal opinions

such legal opinions in relation to the laws of Singapore, Cyprus and the Marshall Islands and any other legal opinions as the Agent shall in its reasonable discretion deem appropriate;

4.	Relevant Documents

each of the Relevant Documents, duly executed;

5.	Payment of interest

payment by the Borrowers, jointly and severally, of any amount of interest due and payable to the Agent as a result of the retroactive increase of the Margin under this Agreement with effect from 1 January 2011 (namely, for the outstanding balance of the Loan on and after 1 January 2011), such that any increased portion of the Margin applicable to such outstanding balance for the period between 1 January 2011 and the Effective Date which remains unpaid, has been paid in full by the Borrowers; and

6.	Process agent

an original or certified true copy of a letter from each Relevant Party's agent for receipt of service of proceedings accepting its appointment under this Agreement and each of the Relevant Documents in which it is or is to be appointed as such Relevant Party's agent.

Borrowers

EXECUTED as a DEED by Y. Koumbiadou	)
for and on behalf of each of the following	)	/s/ Y. Koumbiadou
corporations:	)	Attorney-in-Fact
KASSOS NAVIGATION S.A.	)
TILOS SHIPPING (PTE.) LTD.	)
SYMI NAVIGATION S.A.	)
HALKI NAVIGATION S.A.	)
in the presence of:	)

/s/ Anthi Kekatou
Witness
Name: Anthi Kekatou
Address: Solicitor
Occupation: Norton Rose LLP

Creditors

SIGNED by Filippos E. Tsamanis	)
and by Irini Tobrou	)	/s/ Filippos E. Tsamanis
for and on behalf of	)	Authorised Signatory
AEGEAN BALTIC BANK S.A.	)
as Arranger, Agent, Security Agent, Account Bank,	)
and Bank	)	/s/ Irini Tobrou
in the presence of:	)	Authorised Signatory

SIGNED by A. Kekatou	)
For and on behalf of	)	/s/ Anthi Kekatou
HSH NORDBANK AG	)	Authorised Signatory
as Swap Provider and Bank	)

Security Parties

EXECUTED as a DEED by Y. Koumbiadou	)
for and on behalf of	)	/s/ Y. Koumbiadou
AEGEAN BUNKERING SERVICES INC.	)	Attorney-in-Fact
as Manager	)
in the presence of:	)

/s/ Anthi Kekatou
Witness
Name: Anthi Kekatou
Address: Solicitor
Occupation: Norton Rose LLP

EXECUTED as a DEED by Y. Koumbiadou	)
for and on behalf of	)	/s/ Y. Koumbiadou
AEGEAN MARINE PETROLEUM NETWORK INC.	)	Attorney-in-Fact
as Corporate Guarantor	)
in the presence of:	)

/s/ Anthi Kekatou
Witness
Name: Anthi Kekatou
Address: Solicitor
Occupation: Norton Rose LLP

EXECUTED as a DEED by Y. Koumbiadou	)
for and on behalf of	)	/s/ Y. Koumbiadou
AEGEAN SHIPHOLDINGS INC.	)	Attorney-in-Fact
as Corporate Guarantor	)
in the presence of:	)

/s/ Anthi Kekatou
Witness
Name: Anthi Kekatou
Address: Solicitor
Occupation: Norton Rose LLP